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                                                                      EXHIBIT 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT OF COMPUTATIONS OF PER-SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        CALCULATION OF EARNINGS PER SHARE

                                                            FOR THE THIRD FISCAL                   FOR THE THREE FISCAL
                                                               QUARTER ENDED                         QUARTERS ENDED
                                                               --------------                        --------------
                                                        OCTOBER 28,       OCTOBER 30,       OCTOBER 28,      OCTOBER 30,
                                                           2000              1999              2000             1999
                                                           -----             ----              -----            ----

Net income ........................................     $  (4,148)        $     511          $   (6,939)      $   1,780
Weighted average shares............................         4,980             4,866               4,931           4,861
   Dilutive options................................           373               134                 200              85
                                                        ---------         ---------          ----------       ---------
Total shares for EPS purposes......................         5,353             5,000               5,131           4,946
                                                        ---------         ---------          ----------       ---------
Earnings (loss) per share - Basic..................     $   (0.83)        $    0.11          $    (1.41)      $    0.37
Earnings (loss) per share - Diluted................     $   (0.83)        $    0.10          $    (1.41)      $    0.36


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